Report of Independent Registered Public Accounting Firm

The Board of Directors and Management
Citibank (South Dakota), National Association:

We have examined management’s assessment, included in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, that Citibank (South Dakota), National Association (The Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset backed securities transactions involving student loans for which the Company acted as subservicer (the Platform), except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(i) (related to deposits into the appropriate custodial bank accounts), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii) (related to reconciliations of custodial accounts), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iii) (related to removals or substitutions to the asset pool ), 1122(d)(4)(v), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xv),  which the Company has determined are not applicable to the activities it performs with respect to the Platform as of and for the twelve months ended December 31, 2008. Appendix A to Management Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.  Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2008 is fairly stated, in all material respects.

/s/ KPMG LLP
New York, New York
March 18, 2009